EXHIBIT 99.01



Contacts:

Stephen Villa                       or              Mark Perlgut
Chief Financial Officer                             at Lobsenz Stevens, Inc.
(516) 969-8570                                      (212) 684-6300, Ext. 309


FOR IMMEDIATE RELEASE
October 13, 1998


                   FRISBY TECHNOLOGIES ANNOUNCES NEW AGREEMENT
               WITH INVENTOR OF ITS THERMAL MANAGEMENT TECHNOLOGY

     BAY SHORE,  N.Y.,  October 13, 1998 -- Frisby  Technologies,  Inc. (Nasdaq:
FRIZ), a developer of innovative thermal management solutions, today announced an agreement with the inventor of the company's patented and proprietary thermal management technology that will reduce Frisby's ongoing royalty payments to the inventor by more than 50%. The terms of the compensation to the inventor, Triangle Research and Development Corporation (TRDC), which holds the patents to the technology, were not disclosed. Greg Frisby, president and chief executive officer of Frisby, said the TRDC transaction, together with the recent strategic supply agreements with the 3M Company (NYSE: MMM) and Foamex International (Nasdaq: FMXI), demonstrate Frisby's commitment to significantly enhance its future product margins. He noted that as an additional part of the announced agreement, TRDC has assigned its rights to an agreement with another licensee of the technology to Frisby, which will provide Frisby with additional revenue streams. Mr. Frisby added: "This agreement enhances our relationship with the inventor of our innovative technologies and provides us with significant long-term cost savings going forward."


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     Frisby Technologies is a developer of advanced thermal management solutions for the apparel, footwear and sporting goods, packaging, home furnishings, healthcare, automotive, aerospace and electronics industries. Headquartered on Long Island, N.Y., Frisby currently offers new design opportunities for selected industry leaders based on its two leading thermal product lines: ComforTemp(R) insulating and cooling foams and Thermasorb(R) thermal additives. The company's proprietary and patented thermal management technologies create a dynamic climate control system within its partners' products that helps those products maintain predetermined temperatures and unprecedented comfort. This press release contains certain forward-looking statements that relate to Frisby Technologies' future plans and objectives. Those statements are subject to numerous risks and uncertainties that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements, and reported results should not be considered an indication of future performance. Those potential risks and uncertainties include, without limitation, the lack of an operating history upon which Frisby
Technologies  and  its  prospects  can  be  evaluated,   the  need  for  further
development of certain of Frisby Technologies' products, the development of alternative technologies by third parties, and the uncertainty of market acceptance and demand for such products in the future. Those potential risks and uncertainties are detailed in Frisby Technologies' prospectus dated April 1, 1998, and the company's filings on Form 10-QSB with the Securities and Exchange Commission.